UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2023

Primo Water Corporation
(Exact name of registrant as specified in its charter)

Ontario	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Assembly Dr. Suite 800 Tampa, Florida, United States (Address of Principal Executive Offices)	33607 (Zip Code)

Registrant’s telephone number, including area code:          (813) 544-8515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares without nominal or par value	PRMW	New York Stock Exchange
	PRMW	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 24, 2023, Primo Water Corporation (the “Company”) announced the appointment of David W. Hass, age  44, as Chief Financial Officer of the Company, effective as of July 23, 2023 (the “Effective Date”).

Since 2020, Mr. Hass has been Chief Strategy Officer for the Company. From 2011 to 2020, Mr. Hass served in various roles with legacy Primo, including Chief Strategy Officer, Vice President of Strategy, Vice President of Financial Planning & Analysis (FP&A), as well as GM of the Canadian Business Unit and the Water Direct Business Unit. From 2007 to 2011, Mr. Hass served as Vice President of Consumer Investment Banking at Stifel (formerly Thomas Weisel Partners). Prior to that, Mr. Hass served as an Associate in the Client Financial Management practice at Accenture.

In connection with Mr. Hass’s appointment, the Company entered into an offer letter setting out the terms of his employment.

Mr. Hass will earn an annual base salary of $485,000 and is eligible to participate in the Company’s annual executive bonus plan with an annual target bonus equal to 75% of his base salary, and he has the opportunity to earn up to 150% of his base salary for achievement of goals in excess of the target goals, as approved by the Human Resources and Compensation Committee of the Board of Directors of the Company. He will also receive an annual car allowance of $13,500.

Mr. Hass will be eligible to participate in all of the Company’s benefit plans made available to its employees and senior executives.

On the Effective Date, he will receive a one-time award equivalent to US $700,000 comprised of performance-based restricted share units (60%) and time-based restricted share units (40%). The time-based restricted share units will vest ratably in three equal annual installments from the Effective Date, and the performance-based restricted units will vest based upon the achievement of average annual ROIC and aggregate revenues over a three-year period beginning on the first day of the Company’s 2023 fiscal year and ending on the last day of the Company’s 2025 fiscal year (with the metrics weighted 75% and 25%, respectively).

Mr. Hass will participate in the Company’s Amended and Restated Severance and Non-Competition Plan dated December 9, 2020 (the “Severance Plan”) as a “Level 2” participant, which entitles him to a cash payment equal to the sum of his annual base salary and target bonus multiplied by 1.25, if his employment is terminated by the Company without Cause or by him for Good Reason (as such terms are defined in the Severance Plan).

Mr. Hass is subject to standard confidentiality undertakings and has agreed to several restrictive covenants. He has agreed to a non-competition covenant that generally limits his ability to compete with the Company in any country in which it conducts business. He has also agreed to non-solicitation and non-disparagement covenants. These limitations continue during the term of employment and for a period of fifteen months following termination, regardless of the cause of the termination.

There is no arrangement or understanding between Mr. Hass and any other person(s) pursuant to which he was appointed Chief Financial Officer. Mr. Hass does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship, Mr. Hass does not have a direct or indirect material interest in any transaction in which the Company is a participant.

The foregoing description of Mr. Hass’s offer letter is qualified in its entirety by reference to the full text of the offer letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On January 20, 2023, Cate Gutowski resigned from her position as the Company’s Chief Operating Officer, effective immediately. Ms. Gutowski will remain with the Company in an advisory capacity through July 1, 2023 (the “Departure Date”). As part of a Separation Agreement and General Release entered into with the Company, the Company will not seek reimbursement of relocation expenses of approximately $600,000. In addition, the Company’s Human Resources and Compensation Committee has determined to accelerate the vesting of 136,335 restricted share units on the Departure Date, representing the unvested portion of the restricted share units that were granted to Ms. Gutowski in October 2021.

Item 7.01.	Regulation FD Disclosure

On January 24, 2023, the Company issued a press release announcing the appointment of Mr. Hass as the Company’s Chief Financial Officer, which is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter with David Hass, dated January 23, 2023.
99.1	Press Release of Primo Water Corporation, dated January 24, 2023 (furnished herewith).

104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Primo Water Corporation
(Registrant)
January 24, 2023
	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Chief Legal Officer and Secretary